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                                                        Exhibit 10(i)(a)(6)
                                 SECOND ADDENDUM

                                       TO

                          ASSIGNMENT OF SALES AGREEMENT


WHEREAS, In-Flo Liquid Dispensing Corporation ("In-Flo LDC"), a corporation organized and existing under the laws of Canada, and Diverse Products Incorporated ("Diverse"), a corporation organized and existing under the laws of State of Ohio, did enter into a Sales Agreement (the "Sales Agreement") dated the 5th day of May, 1995, in which Diverse as Master Marketer and In-Flo LDC agreed to the acquisition, sale and distribution of certain products to be provided by In-Flo LDC; and

WHEREAS, Diverse and Health Shields Corporation ("HSC"), a Nevada corporation, executed an Assignment of Sales Agreement (the "Assignment") on the 9th day May, 1995, as Assignor and Assignee respectively, acknowledged and accepted by In-Flo LDC; and

WHEREAS, the Agreement provided for, but did not recite all consideration paid or to be paid by Assignee to Assignor; and

WHEREAS, HSC has changed its name to United Shields Corporation ("USC"); and

WHEREAS, In-Flo LDC and In-Flo North America Limited, formed under the laws of the Province of Ontario, executed an Assignment of Sales Agreement on the 22nd day of January, 1996, wherein In-Flo LDC assigned its interest in the Sales Agreement to In-Flo North America Limited, which assignment has been acknowledged and accepted by HSC; and

WHEREAS, Diverse and HSC/USC executed an Addendum to Assignment of Sales Agreement ("Addendum") dated the 8th day of August, 1996, wherein HSC/USC as Assignee agreed to pay Diverse as Assignor a contract amount, with said amount to be paid on or before December 31, 2001; and

WHEREAS, Diverse as Assignor and HSC/USC as Assignee, wish to further modify and clarify the terms and provisions of the Assignment as amended and modified;

NOW, THEREFORE, the undersigned modify the Agreement, Assignment, and Addendum to provide that Section 6 as provided in the Addendum shall be replaced in its entirety by the following:

         6. Assignee will pay to Assignor, for the assignment of the rights, title and interest in and to the Sales Agreement, an amount equal to Five Cents ($.05) (U.S. Dollars) for each bottle sold by or through HSC/USC. Said amount (Five Cents [$.05] per bottle) shall be paid on the first five million (5,000,000) bottles sold by HSC/USC, a maximum of Two Hundred Fifty Thousand ($250,000.00) dollars. The obligation hereunder shall bear no interest to and including the due date.

         Assignee may prepay, in whole or in part, any amount due hereunder without penalty.


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         IN WITNESS WHEREOF, the parties hereunder set their hands on this day
10th of April, 1997.

Diverse Products Incorporated                     Unites Shields Corporation
                                                  fka Health Shields Corporation

By: /s/ T. J. Tully                               By: /s/ T. J. Tully
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Title:  V.P.                                      Title:      CEO
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